Exhibit 99.1

Acushnet Holdings Corp. Announces
Full Year and Fourth Quarter 2018 Financial Results,
Declares Increased Quarterly Cash Dividend
Full Year and Fourth Quarter 2018 Financial Results

•	Full year net sales of $1,633.7 million, up 4.7% year over year, up 3.1% in constant currency

•	Fourth quarter net sales of $343.4 million, down 2.3% year over year, down 1.4% in constant currency

•	Full year net income attributable to Acushnet Holdings Corp. of $99.9 million, up 1.2% year over year

•	Fourth quarter net income attributable to Acushnet Holdings Corp. of $11.4 million, down 37.4% year over year

•	Full year Adjusted EBITDA of $230.8 million, up 3.3% year over year

•	Fourth quarter Adjusted EBITDA of $36.1 million, down 11.7% year over year
Quarterly Cash Dividend

•	Increases quarterly cash dividend by 7.7% to $0.14 per share; $10.5 million on an aggregate basis for the quarter
FAIRHAVEN, MA – February 28, 2019 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the full year and fourth quarter ended December 31, 2018.
“We are pleased with our results for 2018, which were driven by exciting new product innovation, particularly in the equipment categories of golf balls and golf clubs,” said David Maher, Acushnet’s President and Chief Executive Officer. “The Titleist golf ball business continued its unparalleled performance as Pro V1 notched 180 wins across worldwide tours, our new AVX franchise was embraced by golfers globally and new Tour Soft and Velocity models surpassed our high expectations,” continued Mr. Maher. “Titleist golf clubs also had a terrific year, led by the successful introduction of TS Metals, continued success of Titleist irons, and the wide acceptance of new Vokey SM7 wedges and Cameron Select Putters. Our valued associates and trade partners continue to excel at meeting the high expectations of dedicated golfers.
“As we head into 2019, we are optimistic about the opportunities in front of us. The global golf business is structurally healthier than in recent years, and the dedicated golfer remains, we believe, the most attractive market opportunity and one we are particularly suited to serve, as they place a premium on product performance and quality,” continued Mr. Maher. “Against this backdrop, Acushnet sees itself in a strong position. The new Pro V1 and Pro V1x are off to great starts, our TS metals bring great momentum into the new year and we have broad strength across our entire golf club line. New FootJoy and gear product lines have been well received and are off to promising starts early in the season. With leading products across a broad platform, we are confident in our ability to successfully execute our strategy in 2019 and beyond and deliver as a long term, total return investment for our supportive shareholders.”
Summary of Full Year 2018 Financial Results

	Twelve months ended December 31,		Increase		Constant Currency Increase
(in millions)	2018	2017	$ change	% change	$ change	% change
Net sales	$1,633.7	$1,560.3	$73.4	4.7%	$48.8	3.1%
Net income attributable to Acushnet Holdings Corp	$99.9	$98.7	$1.2	1.2%
Adjusted EBITDA	$230.8	$223.4	$7.4	3.3%

Consolidated net sales for the full year increased 4.7%, or 3.1% on a constant currency basis, driven by an increase of Titleist golf clubs due to higher sales volumes of our newly introduced TS drivers and TS fairways.
On a geographic basis, consolidated net sales in the United States increased 4.6% in the twelve month period. Net sales in regions outside the United States were up 4.8%, up 1.6% on a constant currency basis with Korea up 6.8%, EMEA up 1.3%, and rest of world up 1.2%, partially offset by Japan down 2.8%.
Segment specifics:

•
2.3% increase in net sales (1.2% increase on a constant currency basis) of Titleist golf balls, primarily driven by a sales volume increase attributed to our new AVX premium performance golf balls and our performance golf balls launched in the second quarter and first quarter, respectively, partially offset by a planned sales volume decline in Pro V1 and Pro V1x golf balls, which were in their second model year.

•
11.9% increase in net sales (10.5% increase on a constant currency basis) of Titleist golf clubs, primarily driven by higher sales volumes of our newly introduced TS drivers and TS fairways launched in the third quarter of 2018 and by our wedges launched in the first quarter of 2018, partially offset by lower sales volume of our previous generation hybrids.

•
2.2% increase in net sales (0.3% increase on a constant currency basis) of Titleist golf gear, primarily driven by higher average selling prices across all categories of the gear business, largely offset by a sales volume decline in travel gear.

•
0.5% increase in net sales (1.4% decrease on a constant currency basis) in FootJoy golf wear. The decrease in constant currency primarily resulted from a sales volume decline in footwear, partially offset by higher average selling prices across all FootJoy categories and a sales volume increase in apparel.

Net income attributable to Acushnet improved by $1.2 million to $99.9 million, up 1.2% year over year, primarily as a result of an increase in income from operations.

Adjusted EBITDA was $230.8 million, up 3.3% year over year. Adjusted EBITDA margin was 14.1% versus 14.3% for the prior year period.
Summary of Fourth Quarter 2018 Financial Results

	Three months ended December 31,		Decrease		Constant Currency Decrease
(in millions)	2018	2017	$ change	% change	$ change	% change
Net sales	$343.4	$351.4	$(8.0)	(2.3)%	$(4.8)	(1.4)%
Net income attributable to Acushnet Holdings Corp	$11.4	$18.2	$(6.8)	(37.4)%
Adjusted EBITDA	$36.1	$40.9	$(4.8)	(11.7)%

Consolidated net sales for the quarter decreased 2.3%, or 1.4% on a constant currency basis, driven by decreased sales of Titleist golf clubs, Titleist golf balls and our FootJoy golf wear segments, partially offset by increased sales of Titleist golf gear.
On a geographic basis, consolidated net sales in the United States decreased 5.2% in the quarter. Net sales in regions outside the United States were up 0.1%, up 1.8% on a constant currency basis. On a constant currency basis, consolidated net sales in Korea were up 21.0%, Japan was down 8.8%, EMEA was down 0.2% and rest of world was down 1.6%.
Segment specifics:

•
2.7% decrease in net sales (1.8% decrease on a constant currency basis) of Titleist golf balls as a result of a planned sales volume decline in Pro V1 and Pro V1x golf balls, which are in their second model year as well as a sales volume decline in our performance golf ball models as a result of lower rounds of play in the quarter, partially offset by a sales volume increase in our new AVX premium performance golf balls.

•
5.5% decrease in net sales (4.6% decrease on a constant currency basis) of Titleist golf clubs as product launches of our TS drivers and TS fairways in September 2018 were offset by lower volumes in irons which were launched in the third quarter of 2017.

•	13.8% increase in net sales (14.8% increase on a constant currency basis) of Titleist golf gear. This increase was primarily due to higher sales volumes in golf bags and headwear.

•
2.9% decrease in net sales (1.9% decrease on a constant currency basis) in FootJoy golf wear as a result of a sales volume decline in footwear, partially offset by higher sales volumes in apparel and gloves.

Net income attributable to Acushnet decreased $6.8 million to $11.4 million, down 37.4% year over year primarily as a result of a decrease in income from operations.
Adjusted EBITDA was $36.1 million, down 11.7% year over year. Adjusted EBITDA margin was 10.5% for the fourth quarter versus 11.6% for the prior year period.

Declares Quarterly Cash Dividend
Acushnet's Board of Directors today declared a fourth quarter cash dividend in an amount of $0.14 per share of common stock. This represents an increase of 7.7% versus the prior quarterly dividend. The dividend will be payable on March 29, 2019, to stockholders of record on March 15, 2019. The number of shares outstanding as of February 22, 2019 was 75,029,111.

Share Repurchase
On February 14, 2019, Acushnet's Board of Directors authorized the Company to repurchase up to an additional $30.0 million of its issued and outstanding common stock, bringing the total authorization up to $50.0 million.

2019 Outlook

•	Consolidated net sales are expected to be approximately $1,655 to 1,685 million.

•	Consolidated net sales on a constant currency basis are expected to be in the range of up 2.8% to 4.7%.

•	Adjusted EBITDA is expected to be approximately $235 to 245 million.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on February 28, 2019 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.

About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2019 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products; our reliance on technical innovation and high-quality products; changes to the Rules of Golf with respect to equipment; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or increase in cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital on terms acceptable to us; our estimates or judgments relating to our critical accounting policies; our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our exposure to market risks from changes in interest rates on our variable rate indebtedness and risks related to counterparty credit worthiness or non-performance of derivative financial instruments; our ability to pay dividends; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 7, 2018 as it may be updated by our periodic reports subsequently filed with the SEC, including, when available, the Annual Report on Form 10-K for the year ended December 31, 2018. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2018	2017	2018	2017
Net sales	$343,355	$351,392	$1,633,721	$1,560,258
Cost of goods sold	168,426	172,020	791,370	758,401
Gross profit	174,929	179,372	842,351	801,857
Operating expenses:
Selling, general and administrative	140,177	137,330	611,883	578,289
Research and development	13,394	12,133	51,489	47,241
Intangible amortization	1,759	1,627	6,644	6,499
Income from operations	19,599	28,282	172,335	169,828
Interest expense, net	4,463	3,846	18,402	15,709
Other (income) expense, net	(623)	1,242	3,629	2,443
Income before income taxes	15,759	23,194	150,304	151,676
Income tax expense	3,495	4,295	47,232	48,475
Net income	12,264	18,899	103,072	103,201
Less: Net income attributable to noncontrolling interests	(846)	(652)	(3,200)	(4,506)
Net income attributable to Acushnet Holdings Corp.	$11,418	$18,247	$99,872	$98,695

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(in thousands, except share and per share amounts)	2018	2017
Assets
Current assets
Cash and restricted cash ($8,436 and $13,086 attributable to the FootJoy golf shoe joint venture ("JV"))	$31,014	$47,722
Accounts receivable, net	186,114	190,851
Inventories ($9,658 and $13,692 attributable to the FootJoy JV)	361,207	363,962
Other assets	85,666	84,541
Total current assets	664,001	687,076
Property, plant and equipment, net ($11,615 and $10,240 attributable to the FootJoy JV)	228,388	228,922
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	209,671	203,403
Intangible assets, net	478,257	481,234
Deferred income taxes	78,028	99,437
Other assets ($2,593 and $2,738 attributable to the FootJoy JV)	33,276	33,833
Total assets	$1,691,621	$1,733,905
Liabilities and Shareholders' Equity
Current liabilities
Short-term debt	$920	$20,364
Current portion of long-term debt	35,625	26,719
Accounts payable ($6,882 and $10,587 attributable to the FootJoy JV)	86,045	92,759
Accrued taxes	38,268	34,310
Accrued compensation and benefits ($1,634 and $780 attributable to the FootJoy JV)	77,181	80,189
Accrued expenses and other liabilities ($3,462 and $2,719 attributable to the FootJoy JV)	56,828	52,442
Total current liabilities	294,867	306,783
Long-term debt and capital lease obligations	346,953	416,970
Deferred income taxes	4,635	9,318
Accrued pension and other postretirement benefits ($794 and $1,908 attributable to the FootJoy JV)	102,077	130,160
Other noncurrent liabilities ($4,831 and $4,689 attributable to the FootJoy JV)	16,105	16,701
Total liabilities	764,637	879,932
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 74,760,062 and 74,479,319 shares issued and outstanding	75	74
Additional paid-in capital	910,890	894,727
Accumulated other comprehensive loss, net of tax	(89,039)	(81,691)
Retained earnings	72,946	8,199
Total equity attributable to Acushnet Holdings Corp.	894,872	821,309
Noncontrolling interests	32,112	32,664
Total shareholders' equity	926,984	853,973
Total liabilities and shareholders' equity	$1,691,621	$1,733,905

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year ended December 31,
(in thousands)	2018	2017
Cash flows from operating activities
Net income	$103,072	$103,201
Adjustments to reconcile net income to cash provided by (used in) operating activities
Depreciation and amortization	40,496	40,871
Unrealized foreign exchange loss (gain)	3,960	(4,028)
Amortization of debt issuance costs	1,409	1,321
Share-based compensation	18,563	15,285
Loss on disposals of property, plant and equipment	128	912
Deferred income taxes	15,541	21,272
Changes in operating assets and liabilities	(19,436)	(205,871)
Cash flows provided by (used in) operating activities	163,733	(27,037)
Cash flows from investing activities
Additions to property, plant and equipment	(32,801)	(18,845)
Business acquisitions, net of cash acquired	(16,902)	—
Cash flows used in investing activities	(49,703)	(18,845)
Cash flows from financing activities
Repayments of short-term borrowings, net	(17,742)	(25,548)
Proceeds from delayed draw term loan A facility	—	100,000
Repayments of delayed draw term loan A facility	(40,625)	(5,000)
Repayment of term loan A facility	(21,094)	(18,750)
Debt issuance costs	(381)	—
Dividends paid on common stock	(39,057)	(35,744)
Dividends paid to noncontrolling interests	(7,350)	(4,800)
Payment of employee restricted stock tax withholdings	(2,634)	(903)
Cash flows (used in) provided by financing activities	(128,883)	9,255
Effect of foreign exchange rate changes on cash	(1,855)	5,209
Net decrease in cash	(16,708)	(31,418)
Cash and restricted cash, beginning of year	47,722	79,140
Cash and restricted cash, end of year	$31,014	$47,722

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)

Full Year Net Sales by Segment

	Year ended				Constant Currency
	December 31,		Increase		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
Titleist golf balls	$523,967	$512,041	$11,926	2.3%	$6,052	1.2%
Titleist golf clubs	445,341	397,987	47,354	11.9%	41,833	10.5%
Titleist golf gear	146,067	142,911	3,156	2.2%	444	0.3%
FootJoy golf wear	439,681	437,455	2,226	0.5%	(6,209)	(1.4)%

Full Year Net Sales by Region

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
United States	$826,111	$789,879	$36,232	4.6%	$36,232	4.6%
EMEA	219,803	205,200	14,603	7.1%	2,573	1.3%
Japan	199,107	201,264	(2,157)	(1.1)%	(5,690)	(2.8)%
Korea	221,146	200,394	20,752	10.4%	13,696	6.8%
Rest of world	167,554	163,521	4,033	2.5%	2,014	1.2%
Total net sales	$1,633,721	$1,560,258	$73,463	4.7%	$48,825	3.1%
Fourth Quarter Net Sales by Segment

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
Titleist golf balls	$105,056	$107,940	$(2,884)	(2.7)%	$(1,950)	(1.8)%
Titleist golf clubs	111,591	118,032	(6,441)	(5.5)%	(5,388)	(4.6)%
Titleist golf gear	25,403	22,326	3,077	13.8%	3,298	14.8%
FootJoy golf wear	79,314	81,705	(2,391)	(2.9)%	(1,534)	(1.9)%
Fourth Quarter Net Sales by Region

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
United States	$150,888	$159,095	$(8,207)	(5.2)%	$(8,207)	(5.2)%
EMEA	37,428	38,667	(1,239)	(3.2)%	(64)	(0.2)%
Japan	59,808	65,657	(5,849)	(8.9)%	(5,771)	(8.8)%
Korea	56,467	47,040	9,427	20.0%	9,901	21.0%
Rest of world	38,764	40,933	(2,169)	(5.3)%	(661)	(1.6)%
Total net sales	$343,355	$351,392	$(8,037)	(2.3)%	$(4,802)	(1.4)%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for income tax expense, interest expense, depreciation and amortization, share-based compensation expense, certain transaction fees, indemnification expense (income) from our former owner Beam Suntory, Inc. (formerly known as Fortune Brands, Inc.) (“Beam”), executive pension settlement, certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Twelve months ended		Three months ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income attributable to Acushnet Holdings Corp.	$99,872	$98,695	$11,418	$18,247
Income tax expense	47,232	48,475	3,495	4,295
Interest expense, net	18,402	15,709	4,463	3,846
Depreciation and amortization	40,496	40,871	10,439	10,204
Share-based compensation	18,563	15,285	4,783	3,709
Transaction fees	599	686	129	540
Beam indemnification (income) expense(a)	(258)	177	(77)	(165)
Executive pension settlement(b)	2,543	—	—	—
Other non-cash (gains) losses, net	177	(1,036)	566	(423)
Net income attributable to noncontrolling interests	3,200	4,506	846	652
Adjusted EBITDA	$230,826	$223,368	$36,062	$40,905
Adjusted EBITDA margin	14.1%	14.3%	10.5%	11.6%

(a)	Reflects the non‑cash charges related to the indemnification obligations owed to us by Beam that are included when calculating net income attributable to Acushnet Holdings Corp.

(b)
In the third quarter of 2018, our former Chief Executive Officer received lump-sum pension benefit payments in connection with his retirement, which resulted in a non-cash settlement expense of $2.5 million.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2019, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share- based compensation and adjustments related to the indemnification obligations owed to us by Beam.